Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	EDWARD F. CRAWFORD PARK-OHIO HOLDINGS CORP. (216) 692-7200

Park-Ohio Reports Increased Revenue and Income in First Quarter 2007

     CLEVELAND, OHIO, May 8, 2007 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its first quarter ended March 31, 2007.
     Park-Ohio reported net sales of $267.9 million for first quarter 2007, a 3% increase on sales of $260.2 million for first quarter 2006. Park-Ohio reported net income of $5.2 million, or $.45 per share dilutive, for first quarter 2007, an 8% increase on net income of $4.8 million, or $.42 per share dilutive, for first quarter 2006.
     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “We are pleased with our continued trend of global growth in revenue and profitability. Our same-quarter sales have grown for 14 straight quarters. Compared to four years earlier we have generated compound growth rates of 15% for sales and 21% for net income. We continue to be well positioned to achieve our previous guidance of 10% sales growth and 25% earnings growth this year, producing EBIT of $72 to $78 million and dilutive earnings per share of $2.10 to $2.35 in 2007.”
     A conference call reviewing Park-Ohio’s first quarter results will be broadcast live over the Internet on Wednesday, May 9, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
     Park-Ohio is a leading provider of supply chain logistics services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 55 supply chain logistics facilities.
     This news release contains forward-looking statements, including statements regarding future performance of the company, that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
     Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2007	2006
Net sales	$267,886	$260,221
Cost of products sold	229,277	223,334

Gross profit	38,609	36,887
Selling, general and administrative expenses	25,490	21,719
Gain on sale of assets held for sale	(2,299)	0

Operating income	15,418	15,168
Interest expense	8,007	7,370

Income before income taxes	7,411	7,798
Income taxes	2,206	3,041

Net Income	$5,205	$4,757

Amounts per common share:
Basic	$0.47	$0.43
Diluted	$0.45	$0.42

Common shares used in the computation
Basic	11,049	10,970
Diluted	11,553	11,438

Other financial data:
EBITDA, as defined	$18,971	$20,214

Note A—EBITDA, as defined, reflects earnings before interest and income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s revolving credit agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies.
The following table reconciles net income to EBITDA, as defined:

	Three Months Ended
	March 31,
	2007	2006

Net income	$5,205	$4,757
Add back:
Income taxes	2,206	3,041
Interest expense	8,007	7,370
Depreciation and amortization	5,247	4,780
Gain on sale of assets held for sale	(2,299)	0
Miscellaneous	605	266

EBITDA, as defined	$18,971	$20,214

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$24,831	$21,637
Accounts receivable, net	195,934	181,893
Inventories	220,880	223,936
Deferred tax assets	34,142	34,142
Other current assets	24,149	24,218

Total Current Assets	499,936	485,826

Property, Plant and Equipment	256,844	251,565
Less accumulated depreciation	151,442	146,980

Total Property Plant and Equipment	105,402	104,585

Other Assets
Goodwill	98,246	98,180
Net assets held for sale	4,331	6,959
Other	89,618	88,592

Total Other Assets	192,195	193,731

Total Assets	$797,533	$784,142

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$112,739	$132,864
Accrued expenses	84,832	78,655
Current portion of long-term liabilities	8,283	5,873

Total Current Liabilities	205,854	217,392

Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	210,000
Revolving credit maturing on December 31, 2010	171,800	156,700
Other long-term debt	4,544	4,790
Deferred tax liability	32,089	32,089
Other postretirement benefits and other long-term liabilities	28,734	24,434

Total Long-Term Liabilities	447,167	428,013

Shareholders’ Equity	144,512	138,737

Total Liabilities and Shareholders’ Equity	$797,533	$784,142

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended March 31,
	2007	2006
NET SALES

ILS	$138,757	$150,159
Aluminum Products	42,087	42,702
Manufactured Products	87,042	67,360

	$267,886	$260,221

INCOME BEFORE INCOME TAXES

ILS	$6,584	$10,422
Aluminum Products	750	2,040
Manufactured Products	9,509	5,662

	16,843	18,124
Corporate and Other Costs	(1,425)	(2,956)
Interest Expense	(8,007)	(7,370)

	$7,411	$7,798